Exhibit 3.2

AMENDMENT NO. 1 TO THE
FIFTH AMENDED AND RESTATED BYLAWS OF
HALCÓN RESOURCES CORPORATION

(a Delaware corporation)

This Amendment No. 1 (this “Amendment”) to the Fifth Amended and Restated Bylaws (as in effect as of the date hereof) (the “Bylaws”) of Halcón Resources Corporation, a Delaware corporation, is effective as of September 9, 2016.

Amendments to the Bylaws

1.                                      Article II, Section 2.6 of the Bylaws is hereby amended and restated in its entirety by replacing such section with the following:

“2.6                         Voting.  Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented at any such meeting and entitled to vote thereat; provided that if as of a date that is 14 days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of the holders of a plurality of the stock represented at any such meeting and entitled to vote on the election of directors. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised.  No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.                                      Article III, Section 3.2 of the Bylaws is hereby amended and restated in its entirety by replacing such section with the following:

“3.2                         Election; Term of Office; Resignation; Removal; Vacancies.  Each director shall hold office until the next annual meeting of stockholders at which his or her class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so chosen shall hold office until the next annual meeting at which such appointed director’s class stands for election and until such director’s successor shall be duly elected and shall qualify, or until such director’s earlier resignation, removal from office, death or incapacity.”

3.                                      Article V, Section 5.1 of the Bylaws is hereby amended and restated in its entirety by replacing such section with the following:

“5.1                         Stock Certificates; Uncertificated Shares.  Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form.  Any or all the signatures on the certificate may be a facsimile.”

4.                                      Effect upon the Bylaws.  Except as specifically set forth herein, the Bylaws shall remain in full force and effect, and is hereby ratified and confirmed.